Exhibit 99.2

FISCAL YEAR-END CERTIFICATION

for participants in the TARP Capital Purchase Program

UST Sequence Number 699

I, M. Shane Bell, Executive Vice President and Chief Financial Officer, certify, based on my knowledge, that:

(i) The compensation committee of First National Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period(it being acknowledged that the TARP period ended with Treasury’s sale of First National Corporation’s preferred stock on August 29, 2012), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to First National Corporation;

(ii) The compensation committee of First National Corporation has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First National Corporation and has identified any features of the employee compensation plans that pose risks to First National Corporation and has limited those features to ensure that First National Corporation is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of First National Corporation to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of First National Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of First National Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First National Corporation;

(B) Employee compensation plans that unnecessarily expose First National Corporation to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of First National Corporation to enhance the compensation of an employee;

(vi) First National Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) First National Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) First National Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) First National Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) First National Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) First National Corporation will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) First National Corporation will disclose whether First National Corporation, the board of directors of First National Corporation, or the compensation committee of First National Corporation has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) First National Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) First National Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First National Corporation and Treasury, including any amendments;

(xv) First National Corporation is not required to submit to Treasury a list of the SEOs and the twenty next most highly compensated employees for the current fiscal year; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001.)

/s/ M. Shane Bell
M. Shane Bell
Executive Vice President and
Chief Financial Officer
March 25, 2013